Exhibit (k)(1)

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of                     , 2015 is entered into by and among each entity listed on Exhibit A hereto (collectively, the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

1. Appointment as Transfer Agent. The Company hereby appoints AST to act as sole transfer agent (“Agent”) and registrar for the common stock of the Company and for any such other securities as set forth in Exhibit A hereto (which the Company shall update as necessary to keep complete and accurate) and as the Company may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment. In connection with the appointment of AST as transfer agent and registrar for the Company, the Company shall provide AST: (a) Specimens of all forms of outstanding stock certificates, if any, in the forms approved by the board of directors or trustees, as applicable, of the Company, with a certificate of the secretary of the Company as to such approval; (b) Specimens of the signatures of the officers of the Company authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests; (c) A copy of the declaration of trust or certificate of incorporation, as applicable, and bylaws of the Company (collectively, the “Organizational Documents”) and, on a continuing basis, copies of all material amendments to such Organizational Documents after the date of this Agreement (such amendments to be provided promptly after such amendments are made).

2. Additional Services. AST may provide further services to, or on behalf of, the Company as may be agreed upon between the Company and AST. Should AST so elect, AST shall be entitled to provide services to reunify shareholders with their assets, provided the Company incurs no additional charge for such services. Furthermore, AST shall provide information agent and proxy solicitation services to the Company on terms to be mutually agreed upon by the parties hereto.

3. Company Representations and Warranties.

a. The Company represents and warrants to AST that: (i) it is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) it is empowered under applicable laws and governing instruments to enter into and perform this Agreement; and (iii) all proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

b. All Shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. All such Shares are (or, in the case of Shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 (the “Securities Act”). Any Shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the Securities Act, and in each such issuance or transfer, the Company was or shall be so advised by its legal counsel and all Shares issued or to be issued bear or shall bear all appropriate legends, as determined in the Company’s discretion.

c. The Company shall promptly advise AST in writing of any change in the capital structure of the Company, and the Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

4. AST’s Reliance.

a. AST may reasonably act and rely on, and shall incur no liability and shall be indemnified for losses, liabilities and reasonable expenses (including reasonable legal and other fees and expenses) by the Company from any liability whatsoever in acting in accordance with, written or oral instructions received from any person it reasonably believes in good faith to be an officer, authorized agent or employee of the Company, unless prior thereto (i) the Company shall have advised AST in writing that it is entitled to act and rely only on written instructions of designated officers of the Company; (ii) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (iii) the Company thereafter keeps such designation current with an annual (or more frequent, if required) update. AST may also act and rely on advice, opinions or instructions received from the Company’s legal counsel. AST may, in any event, act and rely on advice received from its legal counsel.

b. AST may act and rely on, and shall incur no liability and shall be indemnified for losses, liabilities and reasonable expenses (including reasonable legal and other fees and expenses) by the Company from any liability whatsoever in acting in accordance with: (i) any writing or other instruction reasonably believed by it in good faith to have been furnished by or on behalf of the Company or a holder of one or more Shares (a “Shareholder”), including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which AST reasonably and in good faith believes to be accurate; (iii) the apparent authority of any person to act on behalf of the Company or a Shareholder as having actual authority to the extent of such apparent authority; (iv) the authenticity and genuineness of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Company.

5. Compensation. AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all expenses incurred, including without limitation legal costs and costs of responding to subpoenas related to the Company’s records (regardless of whether AST is

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still an Agent for the Company) in connection with its acting as Agent, as set forth in the attached Fee Schedule dated                     . In the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. In the event that the Company, without terminating this Agreement in its entirety, retains a third-party to provide services already provided hereunder, the Company shall pay to AST a reasonable fee to compensate AST for costs associated with interfacing with such third-party as mutually agreed upon by the Company and AST. On termination of its services as Agent, AST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to the successor agent or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination.

6. Books and Records. The books and records pertaining to the Company, which are in the possession or under the control of AST, shall be the property of the Company. Such books and records shall be prepared, preserved and maintained as required by the Investment Company Act of 1940 (the “1940 Act”) and other applicable federal securities laws, rules and regulations. The Company and any officer of the Company and any other person duly authorized by the Company’s Board of Trustees to give oral instructions and written instructions on behalf of the Company (an “Authorized Person”) shall have access to such books and records at all times during AST’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by AST to the Company or to an Authorized Person, at the Company’s expense. Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to the Company in accordance with AST’s standard document and record retention practices and/or procedures, provided that such practices and procedures are consistent with the requirements of the 1940 Act.

7. Performance of Services. In the event that the Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than ninety (90) days, AST shall have the right to terminate or suspend its services upon notice to the Company. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under this Agreement. On termination of the appointment of AST for any reason, AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

8. AST as Distributor of Funds. All funds received by AST for distribution on behalf of the Company will, if so requested, be deposited by AST in a segregated bank account. The Company, which will, upon request, be given a copy of the bank’s statements for such account, shall have the responsibility to reconcile such account. The Company shall also have the responsibility to discharge all escheat obligations relating to such funds. If so requested by AST, the Company shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

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9. Lost Certificates. AST shall be authorized to issue replacement certificates (if the Company chooses to issue stock certificates) or create book entries for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.

10. Overissue. If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from the Company). If such certificate cannot be reconciled with such records, then AST will notify the Company. If neither the Company nor AST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by AST would create an overissue), the Company shall within sixty (60) days either: (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares, to correct the overissue.

11. Confidentiality.

a.	AST acknowledges that it will acquire information and data from the Company, and such information and data are confidential and proprietary information of the Company (collectively, “Confidential Information”). Confidential Information includes, but shall not be limited to, (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company, its subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Confidential Information will not include, however, any information that (i) was in the possession of AST at the commencement of the services contemplated under this Agreement, (ii) became part of the public domain through no fault of AST or (iii) became rightfully known to AST or its affiliates through a third party with no obligation of confidentiality to the Company. AST agrees not to disclose the Confidential Information to others (except as required by law or permitted by AST’s privacy policy then in effect) or use it in any way, commercially or otherwise, except in performing services hereunder, and shall not allow any unauthorized person access to the Confidential Information. AST further agrees to exercise at least the same degree of care as it uses with regard to its own confidential information, but in no event less than reasonable degree of care, in protecting the Confidential Information. AST agrees that it will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person or entity, unless required by law, any list of shareholders of the Company or any personal information relating to such shareholders.

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b.

In addition, each party acknowledges that in connection with performing services hereunder, it may receive Confidential Information that contains “non-public personal information” or “personally identifiable information” from the other party (collectively “Personal Information”), as such terms are defined in Section 509 (4) of the Gramm-Leach-Bliley Act, Section 248.3(t) of Securities and Exchange Commission Regulation S-P and/or other similar applicable laws and regulations, including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq. and regulations under the Health Insurance Portability and Accountability Act, as amended from time to time (collectively, “Applicable Laws”). Each party acknowledges and agrees that it is prohibited from disclosing or using Personal Information except as necessary to carry out the terms of this Agreement, and in compliance with Applicable Laws. Each party further acknowledges and agrees that it also shall implement and maintain a comprehensive, written information security plan to protect such Personal Information in accordance with the terms and standards of Applicable Laws that (i) incorporates technical and organizational security measures, including administrative, physical, and technical safeguards, including encryption where required or appropriate, for Personal Information; (ii) is reasonably designed to prevent unauthorized access to or use of, or other compromise of, Personal Information; and (iii) provides for the proper destruction of such records and data that contain Personal Information, so that the information contained therein cannot be practicably read or reconstructed. Each party will obligate, in writing, (and periodically review and monitor the performance of) any third party providing services to or acting as the agent of such party for purposes of carrying out the terms of this Agreement, to implement and comply with information security standards no less stringent than those required by all Applicable Laws. The appointment of any such third party shall not relieve the applicable party to this Agreement of its responsibilities or liabilities hereunder. If a party determines an incident or data breach occurred compromising the security or integrity of Personal Information while such Personal Information is in the possession, custody or control of such party, or any third party acting as the agent of such party, whether by unauthorized acquisition, theft, loss, illegal or unauthorized use, insecure disposal or other potential compromise, such party will as promptly as practicable under the circumstances following a full investigation and confirmation that such incident or breach occurred, notify and cooperate with the other party regarding investigation and mitigation of such incident or breach; and comply with, or assist with the other party’s compliance with, any data breach notification requirements pursuant to any applicable federal and/or state data breach notification laws and/or regulations. Each party shall provide reasonably prompt notice to, and all reasonable and prompt assistance to, the other party in responding to any and all requests, complaints, or other communications received that such party may receive regarding any Personal Information. Each party

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agrees not to respond to any such request until explicitly authorized by the other party in writing, except to the extent such request comprises a legally binding order compelling disclosure without notice to the other party. This provision shall survive termination of this Agreement.

12. Limitations on AST’s Responsibilities. AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar at the time AST became the transfer agent and/or registrar with respect to the Shares. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of the Company’s Organizational Documents, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it. AST shall be obligated to exercise customary care and diligence in the performance of its duties hereunder and to act in good faith in the performance of services provided for under this Agreement.

13. Limitations on AST’s Liability. In no event shall AST have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover. AST’s liability arising out of or in connection with its acting as Agent for the Company shall not exceed the aggregate amount of all fees (excluding expenses) paid under this Agreement in the twenty-four (24) month period immediately preceding the date of the first event giving rise to liability.

14. Indemnities. From and at all times after the date of this Agreement, the Company covenants and agrees to defend, indemnify, reimburse and hold harmless AST and its officers, directors, employees, affiliates and agents (each, an “Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against any Indemnified Party arising out of or in connection with entering into this Agreement, the performance of AST’s duties thereunder, or the enforcement of the indemnity hereunder, except for such losses, liabilities or expenses incurred as a result of an Indemnified Party’s gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against an Indemnified Party unless the Company is notified of the written assertion of such a claim, or of any action commenced against an Indemnified Party, promptly after AST shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by AST to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs. All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

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15. Insurance. AST will, at its own expense, maintain in full force and effect at all times during the term of this appointment insurance coverage in amounts with standard coverage and subject to deductibles as is customary for insurance typically maintained by similar transfer agents.

16. No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only AST and the Company and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

17. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

18. Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

19. Assignment. AST may assign this Agreement or any rights granted thereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business without the prior written consent of the Company.

20. Amendment; Entire Agreement; Severability. This Agreement may be amended or modified only by a written document authorized, executed and delivered by the Company and AST. This Agreement, together with the fee schedule attached hereto, constitutes the entire agreement and understanding of the parties with respect to the matters and transactions contemplated by this Agreement and supersedes any prior agreement and understandings with respect to those matters and transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

21. Term: The initial term of this Agreement shall be three (3) years from the date hereof and the appointment shall automatically be renewed for further three (3) year successive terms without further action of the parties. This agreement may be terminated with respect to any

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entity listed on Exhibit A hereto by written notice is provided by such party or AST at least ninety (90) days prior to the end of the initial or any subsequent three (3) year period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company.

22. Notices. The address of the Company to which notices may be sent is 1633 Broadway, New York, New York 10019, Attention: Thomas J. Fuccillo, Vice President, Secretary and Chief Legal Officer. The address of AST to which notices may be sent is 6201 15th Avenue, Brooklyn, New York 11219, Attention: General Counsel

23. Company Obligation. A copy of the Company’s declaration of trust or certificate of incorporation, as applicable, is on file with the secretary of state, or the equivalent, of its jurisdiction of organization, and notice is hereby given that this Agreement has been executed on behalf of the Company by an officer of the Company in his or her capacity as an officer and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Company and shall not be binding upon any trustee, officer, or shareholder of the Company individually.

24. Anti-Corruption. The parties hereto shall not commit, authorize or permit any action in connection with the negotiation, conclusion or the performance of this Agreement which would cause the parties and/or the parties’ affiliates to be in violation of any applicable anti-corruption or anti-bribery laws or regulations. This obligation applies in particular to illegitimate payments including facilitation payments to government officials, representatives of public authorities or their associates, families or close friends. Each party agrees that it will not either offer, or give, or agree to give, to any employee, representative or third party acting on behalf of the other party or accept, or agree to accept from any employee, representative or third party acting on behalf of the other party, any undue gift or benefit, be it monetary or other, with regard to the negotiation, conclusion or the performance of this Agreement. Each party shall promptly notify the other party, if it becomes aware of or has specific suspicion of any corruption with regard to the negotiation, conclusion or the performance of this Agreement. Either party may terminate this Agreement without penalty immediately upon notice to the other party in the event that any undue gifts, payments or benefits with regard to the negotiation, conclusion or the performance of this Agreement are made, or such party has reasonable cause to believe that any such gifts, payments or benefits have been made or are being made, by the other party in violation of this provision.

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AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

AllianzGI Diversified Income & Convertible Fund

By:
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

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EXHIBIT A

The Company is authorized to issue the following shares/units:

Company Name	Class of Stock	Par Value	Number of Shares/Units Authorized
AllianzGI Diversified Income & Convertible Fund	Common	$0.00001	unlimited

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